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                                                                   EXHIBIT 10.27





                          MEMORANDUM OF UNDERSTANDING

Whereas FWT, Inc. (hereinafter referred to as "FWT or "party"), and Delta Steel, Inc., (hereinafter referred to as "Delta" or "party") entered into an agreement, the Memorandum of Understanding dated June 26, 1996, and whereas both parties desire to amend such agreement, we hereby amend and restate that Memorandum of Understanding dated June 26, 1996 in its entirety. This Memorandum of Understanding supersedes and replaces the previous Memorandum of Understanding. The Lease Agreement dated March 10, 1997 (referred to in the previous Memorandum) is hereby terminated as stated below. The Cooperative Production Agreement dated March 10, 1997 and the Non-Disclosure/Confidentiality Agreement dated March 10, 1997 shall continue in effect in conjunction with this Memorandum of Understanding.

LEASED DELTA FACILITY

The Lease Agreement dated March 10, 1997 (referred to in the Memorandum of Understanding dated June 26, 1996), is hereby terminated effective June 30, 1998. FWT shall vacate the premises and return it to Delta on that date in good condition. In consideration for the early termination, FWT shall make monthly lease payments through June 30, 1998 and also affirms its approval of and waives its fee for broken-shaft monopole work done by Delta for others up through the date of this agreement.

CAPACITY ALLOCATION

FWT MONOPOLE SOURCING

Delta shall be the exclusive supplier of FWT's broken-shaft monopoles with only the following exceptions:

o Union Metals shall continue to furnish monopoles to FWT for heights of 100 feet or less with base shaft diameters that are less than 28.5 inches;


o FWT shall have the right to purchase steel and/or monopoles from other sources if Delta is unable, for any reason, to meet FWT's demand for broken steel shafts and base plates. Once Delta is able to resume meeting FWT's demand, FWT shall revert to purchasing from Delta on an exclusive basis.

DFW CAPACITY ALLOCATION

Delta has the right to schedule work for other customers as long as the work does not consist of wireless telecommunications monopoles. Any work involving wireless monopoles for companies other than FWT shall only be done after approval of FWT. Delta will continue to guarantee a five day turn cycle of FWT monopole shafts and base plates.

INVENTORY

FWT is responsible for furnishing Delta specific sizes, grades, and quantities of steel to be held in inventory. The total inventory amount to be carried in inventory by Delta will be agreed to by

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both parties with a shared goal of carrying adequate inventory to meet FWT's projected needs, considering normal material order and delivery lead times, while achieving an inventory turnover of at least four turns per year.

FWT GUARANTEE

At the expiration or termination of the Cooperative Production Agreement (between FWT and Delta dated March 10, 1997), FWT agrees to buy the remaining plate steel inventory held by Delta for FWT's use during a period not to exceed three months following the termination of the agreement. The plate steel shall be provided at the steel cost (as defined in this agreement) plus $.01 per pound. In regard to the structural contract, (reference letter to Jerry Sharkey dated June 5, 1998) FWT agrees to purchase all material located at FWT on consignment, located at Delta plant, and also any material on order for the FWT contract. This material will be purchased at the agreed upon pricing as listed in the contract, over a period not to exceed three months from date of termination.

All structural material pricing is subject to mill escalation or decrease. Any price changes will not take effect until inventory levels have had adequate opportunity to turn. This decision is to be made jointly with Delta and FWT.

ELECTRONIC INVENTORY MANAGEMENT

Delta shall furnish FWT with at least daily access to inventory information which includes but is not limited to: size, grade, quantity, and steel cost. In addition, FWT in cooperation with Delta shall develop a means by which inventory can be reserved for quoting purposes and then purchased electronically.

OPERATION PRICING

Delta's participation in the fabrication process of FWT monopoles is as follows: plate steel is drawn from Delta's inventory according to the plate selected by FWT engineers (referred to as Plate Inventory), the plate steel is burned by Delta according to drafting details supplied by FWT (referred to as Burning), the newly burned steel is then placed in a press-brake and formed into a multi sided shell by Delta according to FWT supplied drafting details (referred to as Braking).

STEEL COST DEFINITION

Delta's "steel cost" shall be Delta's average cost determined for each item using the invoice prices of the steel less any discounts or allowances plus the inbound freight. This steel cost shall be reflected in an electronic database in which FWT shall have access.

PRICING BY FABRICATION PROCESS

Delta agrees to perform the previously described fabrication processes according to the following price schedule:

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o       Plate Inventory Provision:  Steel cost plus $.045 per pound on the gross weight before burning. Scrap from burning and braking belongs to FWT.

o Burning: $.04 per pound on the net weight of the finished product after burning.

o Braking: $.115 per pound on the net weight of the finished product after burning and braking.


The weight used for pricing of burning and braking is based on the plate weight actually burned/broken. Thus, the weight will be less than the gross weight prior to the burning stage.

A monopole with shall sections totaling more than 15,000 pounds per pole after braking will receive a discount of $.03 per pound beginning September 1, 1998.

PAYMENT TERMS

1%/10 Days, Net 45 Days from date of invoice.

INDEMNIFICATION AND INSURANCE

Indemnity and insurance provisions are as provided in the Cooperative Production Agreement dated March 10, 1997.

Executed this 30th day of June, 1998.


 /s/ R.E. EMBRY                               /s/ G. SHARKEY
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